LICENSE AGREEMENT

Moscow                                                       "6" September 1996

      Euro-Asian Physical Society (The Russian Federation), hereinafter referred to as "Licensor" on the one hand, and ERBC Holding Ltd. (The United States of America), hereinafter referred to as "Licensee" on the other hand, considering, that:

      The Licensor is applicant and owner of right to obtain patents in Canada, China, Japan, Republic of Korea, USA, Ukraine and all countries-members of European Patent Agreement on national app1ications, corresponding to the International Applications No. PCT/RU96/00193 "Method of producing of foam silicon-organic compositions", priority of May 20, 1996 and No. PCT/RU96/00194 "Foam organo-silocsan composition", priority of May 20, 1996 (commonly referred to as "EKOR"), in which the said countries are the mentioned states, and the Licensee, being the investor in development of above-mentioned silicon-organic composition "EKOR", on conditions of the present Agreement receives the exclusive licence with the purpose of use the rights represented in item 2.1 of the present Agreement, the parties have agreed as follows.

                  1. Definitions applicable to this Agreement.

      1.1. "Patents" - applications for granting of national patents in the USA, Ukraine, Canada, China, Japan, Republic of Korea and all the countries-members of European Patent Agreement in accordance with International applications No. PCT/RU96/00193, No. PCT/RU96/00194 (Appendix 1).

      1.2. "Production on licence" - production, which will be produced on the basis of use the patents.

      1.3. "Confidentiality" - observance of measures on preventions of casual or deliberate disclosure of the information, concerning patents and conditions of the present Agreement, to the third persons.

      1.4. "Accounting period" - period of activity of the Licensee on completion of conditions of the present Agreement during each three months from the date, when the present Agreement comes into force.

      1.5. "Territory" - United States of America, Ukraine, Canada, China, Japan, Republic of Korea, countries of Europe - members of European Patent Agreement.

      1.6. "Payments" NETTO " - payments, at which all possible payments and taxes are paid by the Licensee.

      1.7. "Selling price" - price for a unit of production on licence.

      1.8. "Know-how" - knowledge, experience, know-how, relating to manufacturing of products on licence (Appendix 2).

                            2. Subject of Agreement.

      2.1. Licensor grants to Licensee for the term of action of Agreement the exclusive licence for the use of inventions, described in International applications No. PCT/RU96/00193, No. PCT/RU96/00194, filed in accordance with the Patent Cooperation Treatment with mention of the "Territories". According to the above-mentioned applications, such inventions as "Method of producing of foam

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silicon-organic compositions" and "Foam organo-silocsan composition", relating to the methods of creation of foamelastocounter "EKOR" with improved parameters of radiation resistance are the subject of legal protection.

      The Licensor also has knowledge and experience concerning manufacturing of production on the basis of the present licence. The descriptions of the inventions and know-how are enclosed in Appendixes 1 and 3 of the present Agreement.

      Thus, the Licensee is granted the following rights:

      - to manufacture the production on licence on the "Territory";

      - to offer for sale the production on licence on the "Territory" and to export it to the countries, in which the patent protection of above mentioned inventions is executed;

      - to grant sublicences on the "Territory".

                         3. Engineering specifications.

      3.1. All engineering specifications, necessary and sufficient for production on licence (Appendix 3), is submitted by the Licensor to an authorized representative of the Licensee in Moscow is drawn up in Russian in triplicate during 30 days after completion of the jointly confirmed program of bench tests.

      3.2. While submission of the engineering specifications the acceptance act with signatures of the both parties is made.

      The date of submission of the engineering specifications will be the date of signing the above-mentioned acceptance act.

      3.3. The Licensee will handle the engineering specifications as confidential materials during validity of the present Agreement and after its expiration.

                          4. Improvements and changes.

      4.1. The Licensor is obliged to inform the Licensee about all changes and improvements which were carried out by the Licensor during validity of the present Agreement concerning to the subject of licence, as well as to transmit them at disposal of the Licensee according to additional agreements, signed between the parties.

                       5. Obligations and responsibility.

      5.1. The Licensor declares, that on the moment of signing of the present Agreement nothing it is known to him about rights of third persons, which could be infringing by granting of the given licence.

      5.2. The Licensor does not guarantee the novelty of his inventions, but if it becomes known, that the patents are invalid on the reason of their publications intentionally or unintentionally by the Licensor until the submission of priority applications for patents, the Licensee has a right to terminate the agreement completely or partially by written notification of the other party.

      5.3. The Licensor declares about technical practicability of manufacturing of the production on the license.

      5.4. The Licensor does not accept responsibility for the risk of industrial development of the inventions on patents, for which the Licensee is exclusively responsible.

      5.5. The Licensee is obliged to pay all charges of the Licensors, connected with patenting and preservation in force of patents in the countries, enumeration of which will be agreed by the parties in addition.

      5.6. The Licensee is obliged to finance research and design works, necessary for development of the experimental sample of production and technological regulations, connected with the beginning of industrial manufacturing of the production on licence.

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      The order and terms of financing will be determined in a separate agreement of the parties.

      5.7. The Licensee is obliged to conduct the effective marketing with the purpose of search the most profitable use of patents and productions on the licence.

             6. Technical assistance in development of manufacturing
                            of production on licence.

      6.1. For rendering of technical assistance to the Licensee in development of manufacturing of the production on the licence, as well as for training of the Licensee's staff to methods and ways of work, relating to manufacturing and application of the production on the licence, the Licensor, at the request of the Licensee, is obliged to send the necessary quantity of experts to the Licensee's enterprise. The Licensee will inform the Licensor about his request one month till the date of assumed departure of the experts.

      6.2. The Licensee will ensure the Licensor's experts during the time of their stay at the Licensee's enterprises by hotel, means of transport for travel to location of work and back, meal, telephone communication.

      6.3. All charges, connected with sending of the experts with the purposes of rendering the necessary technical assistance, including payment for registration of visas, passports, tickets to locations of their purpose and back, as well as money reward, in dependence on qualification of the experts is to be paid by the Licensee (is determined in each particular case).

                                  7. Payments.

      7.1. For granting the rights, provided by the present Agreement, and for engineering specifications and other information, mentioned in Appendices 2 and 3, the Licensee pays to the Licensor the following compensation:

      - lumpsum and/or current deductions (royalty) are paid to the Licensor at a rate of 2 percent from cost of contracts, made by Licensees directly or indirectly on licence or sublicence, on which the Licensee has had the income.

      7.2. Current deductions (royalty) are executed during not more than four months, following the accounting period. The Licensee has the right to execute the currents deductions ahead of schedule.

      7.3. All payments on the present Agreement are understood as the payments
- net weight in the benefit of the Licensor without any deductions.

      7.4. In case of delay of payments by the Licensee, outside of dependence on reasons of such delay, except for force-majeure circumstances, the Licensee in addition pays the penalty at a rate of 0.5 percent from delayed payments for each three days of delay of payments, but not more than 10 percent of sum of the payment.

      7.5. After termination of validity of the present Agreement, its regulations will be executed until the financial obligations, which have arisen during the period of its validity will be finally settled.

      7.6. Compensation to the Licensor is paid in the same currency, in which the income has been received by the Licensee.

      7.7. Duty of salary payment to the authors of inventions lies on the Licensor.

                         8. Information and reporting.

      8.1. The Licensee during ten days after reference of the Licensor grants to the Licensor the summary accounting data on volumes of the production and realization of the production on licences and sublicences during accounting

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periods, as well as information about selling prices of the production on licence and special production.

      8.2. The Licensor has the right to make the check of contracts, information, relating to volume of the production and realization of the production on licence and sublicences on summary accounting data. The Licensee is obliged to ensure the opportunity of such check on first requirement of the Licensor.

                         9. Ensure of confidentiality.

      9.1. The Parties undertake obligations on observance of confidentiality of engineering specifications and informations, received from Licensor, relating to manufacturing of the production on licence as well as commercial part of the present Agreement.

      The Parties will take all necessary measures to prevent the total or partial disclosure of the above-mentioned information or acquainting of the third persons with it.

      9.2. With submitted engineering specifications and information only that persons from the Licensee's staff and his partners on cooperation, will be acquainted which are directly connected with manufacturing of the production on licence.

      9.3. In case of intentional disclosure by the Licensee or by his partners on cooperation above-mentioned confidential information, the Licensee will reimburse to the Licensor direct losses incurred in this connection; the indirect losses and overlooked profits will not be compensated. The Licensor has the same responsibility.

      9.4. The Licensee is obliged to connect by above-stated obligations any third party, which participate in manufacturing of the production on licence, special production, special equipment.

                       10. Protection of assigned rights.

      10.1. During the whole period of validity of the present Agreement the Licensee admits and will admit the validity of rights, following from patents of the Licensor in case of their reception.

      10.2. The Licensee is obliged to preserve in force the patents during the whole period of validity of the present Agreement with the consideration of obligations of the Licensor according to item 5.5. of the present Agreement.

      10.3. About cases of illegal use by third persons of inventions, protected by patents of the Licensor, which has become known to the Licensee, he immediately in written form will inform the Licensor about such facts.

      In case if dissatisfactions or claims in occasion of infringements by him of rights of the third persons in connection with use of licence on the present Agreement will be presented to the Licensee, the Licensee in written form will notify the Licensor about it with submission of copies of dissatisfactions or claims. In both cases the Licensor is obliged to settle such claims and/or together with the Licensee to undertake the other measures in order to exclude the occurrence of charges and losses for the Licensee.

                                11. Advertising.

      11.1. The Licensee is obliged to indicate in his advertising materials, as well as on the productions on licence and special production, which is manufactured on his enterprises, that this production is manufactured on the Licensor's licence.

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              12. Cancellation of patents; influence on agreement.

      12.1. If the security rights, underlying in the present Agreement are cancelled on demand of the third persons, paid royalties in any case can not be demanded back. The royalties, which to this moment are not paid yet, however term their payments already has come are not to be taken.

                         13. Validity of the Agreement.

      13.1. The present Agreement is signed for the term of action of patents and enters into force after its signing and handing of all allowances, including permission for transmission of currency, which is necessary for its completion.

      13.2. Termination of the Agreement will become on the 1st of August, 2014.

                          14. Return of documentation.

      14.1 The Licensee does not have the right to inform third persons about industrial and technological secrets also after ending of validity of the Agreement. He also has not the right to use it himself. After termination of validity of the Agreement the Licensee immediately returns to the Licensor all documentation, necessary for manufacturing of the production on licence.

                      15. Ending obligations to customers.

      15.1. The Licensee has the right after termination of validity of the Agreement to execute the contracts, which have been signed by him before with his customers.

                              16. Applicable law.

      16.1. For the present Agreement the law of the United States of America is applicable.

                          17. Settlement of disputes.

      17.1. In case of occurrence of disputes between the Licensors and the Licensee on questions, provided by the present Agreement, the Parties will take all measures for their settlement by negotiations.

      17.2. Disputes or differences, which cannot be settled amicably by the Parties are to be subject for consolidation by International Arbitration Court at Commerce and Industry Chamber in Moscow in accordance with the Rules of this court, decisions of which are final and binding upon both of the Parties.

      17.3. The Parties will not submit claims to one another in case if the financing of research and design works and execution of marketing will not give positive results.

                             18. Other conditions.

      18.1. Rights and duties of each of the Parties on the present Agreement can not be assigned to physical or legal person without written permission for it of the other Party, except for cases, provided by the present Agreement.

      18.2. All changes and additions to the present Agreements should be accomplished in written form and are signed by authorized representatives and are approved by competent organizations, if such approval will be necessary.

      Unilateral changing of the present Agreement is inadmissible.

      18.3. Appendices 1-3 on ... pages mentioned in the present Agreement are its integral part.

      18.4. The present Agreement is drawn up in the Russian and English languages in two copies, which have the identical legal force, one copy for each Party.

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             19. Legal addresses and essential elements of parties.

                   The Licensor: Euro-Asian Physical Society,
                    Russia, 119034 Moscow, Kursovoi per. 17.
 The transit account N 3800170100122 for Euro-Asian Physical Society of Saving
                          Bank of Russian Federation.
                    Moscow Bank (Khoroshevshoye branch 7972)
                 109544, Moscow, Bol. Andronievskaya St., 18/6
                   BIC code: SABR RU MM 100, Acc. N 081000032
             Corresponding acc. with The Bank of New York, NYC, NY
                    N 890-0059-982 USD BIC code IR VT US 3N


                      The Licensee: ERBC Holding, Limited
                              976 Farm Haven Drive
                            Rockville, MD 20852, USA


     Appendices:

     The appendix 1. (Patents)
     The appendix 2. (Know-how description)
     The appendix 3. (Engineering Specifications)

      The present agreement is signed in city Moscow "6 September 1996 in duplicate, one of which is stored at Licensor, second - at Licensee.


Name Licensor                                Name Licensee
General Director EAFO                        Managing Director ERBC
                                               Holding Ltd.

/s/ M.M. Kozodaeva                           /s/ Peter Gulko

M.M. Kozodaeva                               Peter Gulko

[Seal of Euro-Asian Physical Society]        [Seal of ERBC Holding Ltd.]